Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of September 12, 2007 (the “Effective Date”), is by and between Intel Corporation, a Delaware corporation (the “Seller”) and RadiSys Corporation, an Oregon corporation (the “Buyer”). Seller and Buyer are sometimes referred to as the “Parties” and each individually as a “Party”.

WHEREAS, Buyer and Seller have entered into the Asset Purchase Agreement and certain Acquisition Documents, dated as of September 7, 2007, pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to acquire from Seller, the Transferred Assets, and Buyer agreed to assume the Assumed Liabilities; and

WHEREAS, during a transitional period following the Closing Date, Seller will perform Seller Transition Services, and Buyer will perform the Buyer Transition Services and certain other obligations with respect thereto, each as required by the terms of this Agreement, in order to transition the production, sale and support of the Products from Seller to Buyer and to facilitate the transactions contemplated by the Asset Purchase Agreement, and Buyer will compensate Seller for such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the Parties hereto agree as follows:

1.	Definitions. Capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement. The definitions set forth in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Sections and Exhibits shall be deemed to be references to Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. The following terms, as used herein, have the following meanings:

1.1.	“Acquisition Documents” has the meaning set forth in the Asset Purchase Agreement.

1.2.	“Affiliate” has the meaning set forth in the Asset Purchase Agreement.

1.3.	“Applicable Law” has the meaning set forth in the Asset Purchase Agreement.

1.4.	“Asset Purchase Agreement” means the Asset Purchase Agreement entered into by the Seller and Buyer concurrently with this Agreement and effective as of the Closing Date.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

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1.5.	“Assigned Matters” mean those modifications to Buyer’s Products that (a) do not use and are not based on or developed from Seller Confidential Information or Seller Proprietary Products; and (b) which are created solely and exclusively in the performance of the Transition Services during the Term of this Agreement; and (c) that are exclusively embodied in the Products; and (d) used exclusively in the Business; and (e) not embodied or used in or with any other current product or service or planned product or service of Seller or its Subsidiaries.

1.6.	“Business” has the meaning set forth in the Asset Purchase Agreement.

1.7.	“Business Day” has the meaning set forth in the Asset Purchase Agreement.

1.8.	“Buyer Matters” means all software, Buyer Confidential Information and other materials created solely by Buyer or supplied directly to Seller by Buyer and any copies of the foregoing, including, but not limited to, all inventions, works of authorship, discoveries, processes, techniques, methods, technical data, specifications, policies, plans, designs, coding, software, source code, object code, program materials, programming aids, tools, reports, data, information, drawings, formulae, algorithms, ideas, designs, concepts, know-how, documentation and other written materials, as well as the patents, patent applications, copyrights, copyright applications and other intellectual property rights attendant thereto.

1.9.	“Buyer Transition Services” means the sharing of certain information and the provision of certain services and support by Buyer to Seller for a limited period of time, all as more fully described in Exhibit 3, which is attached hereto and incorporated herein by reference.

1.10.	“Changeover Date” means the date on which Buyer is able to perform supply chain management tasks on its own, including production asset management, Product repair services, order fulfillment services, manufacturing and support thereof, and inventory management services for the Products. With regard to the various product lines included among the Products (the “Product Lines”), upon the completion of the changeover for each Product Line, Seller shall no longer be obligated to perform Seller Transition Services related to those transitioned Product Lines. For purposes of clarity, the Changeover Date occurs when the mutually agreed verification and validation of the product build for each Product Line has been completed.

1.11.	“Confidentiality Agreement” has the meaning set forth in the Asset Purchase Agreement.

1.12.	“Cost of Service” means the price for each Seller Transition Service that Buyer agrees to pay Seller as more fully described in Exhibits 1 and 2.

1.13.	“Deliverable” means only those items specifically identified as deliverables in a statement of work agreed to in writing by Seller and Buyer (the “Statement of Work”).

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THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

1.14.	“Dollars” has the meaning set forth in the Asset Purchase Agreement.

1.15.	“End of Phase 1” means ninety (90) days from the Closing Date or such earlier date as mutually agreed upon by the Parties.

1.16.	“End of Phase 2” means the earlier of (a) the date Seller completes the Seller Transition Services or (b) one hundred eighty (180) days from the Closing Date.

1.17.	“Engineering Services Agreement” means that separate Engineering Services Agreement under which Buyer will obtain from Seller certain engineering development service related to New Products pursuant to a mutually agreed upon development plan. The Engineering Services Agreement will be subject to the mutual agreement and consent of the Parties in accordance with the terms set forth in Exhibit 7.

1.18.	“Equipment” has the meaning set forth in the Asset Purchase Agreement.

1.19.	“Fees” means (a) the fees associated with the Transition Services that Buyer agrees to pay Seller as more fully described in Section 6 and Exhibits 1 and 2 hereto, which shall include expenditures for required materials and supplies, reasonable travel and temporary living expenses; and (b) charges for licenses, royalties and third party services.

1.20.	“Finished Inventory” has the meaning set forth in the Asset Purchase Agreement.

1.21.	“Fiscal Month” means a month in accordance with Seller’s fiscal calendar which is set forth in Exhibit 4 hereto.

1.22.	“Intellectual Property Agreement” has the meaning set forth in the Asset Purchase Agreement.

1.23.	“Inventory” has the meaning set forth in the Asset Purchase Agreement.

1.24.	“Monthly Financial Report” means a monthly financial report submitted by either Party to the other Party in a form substantially similar to Exhibit 5 (which is attached hereto and incorporated herein by reference).

1.25.	“Net Proceeds” means the proceeds per Product after deducting the Phase 1 Product Prices or Phase 2 Product Prices, as appropriate, from the Net Revenue.

1.26.	“Net Revenue” means the Seller's Fiscal Month net revenue for the Products shipped by Seller on behalf of Buyer calculated by taking into account the sales volume, sales returns, adjustments, and costs of sale for the distribution and production of the Products, consistent with Seller’s past practices. For purposes of clarity, Net Revenue shall include any revenue for the Products shipped by Seller to distributors prior to the Closing Date to the extent such distributors have not notified Seller that such Products have been shipped by such distributors to their customers as of the Closing Date and does not include revenue associated with Products shipped by Seller to its end customers prior to the Closing Date.

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THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

1.27.	“New Products” has the meaning set forth in the Asset Purchase Agreement.

1.28.	“Person” has the meaning set forth in the Asset Purchase Agreement.

1.29.	“Phase 1” means the period commencing as of the Closing Date and expiring at the End of Phase 1, during which time Seller and Buyer shall perform certain transition obligations, as more fully described in this Agreement.

1.30.	“Phase 1 Product Prices” means the prices set forth on Exhibit 6.

1.31.	“Phase 2” means the period commencing as of the End of Phase I and expiring at the End of Phase 2, during which time Seller and Buyer shall perform certain transition obligations, as more fully defined in this Agreement.

1.32.	“Phase 2 Product Prices” means the prices that will be jointly established by the Parties and set forth on Exhibit 6. The Parties agree that the principal difference in pricing between Phase 1 Product Prices and Phase 2 Product Prices will be based on the treatment or burdening of Seller’s manufacturing costs and internally manufactured products and components.

1.33.	“Products” has the meaning set forth in the Asset Purchase Agreement.

1.34.	“Product Lines” means the various product lines included among the Products.

1.35.	“Seller Materials” means all Seller Deliverables, Seller Confidential Information, software and other materials created or supplied by Seller before or during the performance of the Services under this Agreement and any copies of the foregoing, including, but not limited to, all inventions, works of authorship, discoveries, processes, techniques, methods, technical data, specifications, policies, plans, designs, coding, software, source code, object code, program materials, programming aids, tools, reports, data, information, drawings, formulae, algorithms, ideas, designs, concepts, know-how, documentation and other written materials, as well as the patents, patent applications, copyrights, copyright applications and other intellectual property rights attendant thereto.

1.36.	“Seller Transition Services” means the sharing of certain information and the provision of certain services and support by Seller to Buyer for a limited period of time, all as more fully described in Exhibit 2, which is attached hereto and incorporated herein by reference. For the avoidance of doubt, during Phase 1, Seller Transition Services will include the services specifically described in Exhibit 2 and those related services that were performed by Seller in its conduct of the Business at the Closing Date.

1.37.	“Subsidiary” has the meaning set forth in the Asset Purchase Agreement.

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THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

1.38.	“Taxes” has the meaning set forth in the Asset Purchase Agreement.

1.39.	“Term” means the effective period of this Agreement commencing with the Effective Date and ending on the End of Phase 2 unless earlier cancelled or terminated pursuant to the terms of this Agreement. This Agreement will be of no force and effect in the event the Closing of the transactions contemplated by the Asset Purchase Agreement does not occur.

1.40.	“Third Party Inventory” means certain raw materials, work-in-progress, parts, finished goods, supplies, returned materials, packaging materials and other inventories owned by third parties and used or held for use by such third parties exclusively for the benefit of Seller and related to Seller’s sale and support of the Products and New Products.

1.41.	“Trademarks” has the meaning set forth in the Asset Purchase Agreement.

1.42.	“Transition Services” means the Buyer Transition Services and Seller Transition Services.

1.43.	“Unfinished Inventory” has the meaning set forth in the Asset Purchase Agreement.

1.44.	“Warranty Services Agreement” has the meaning set forth in the Asset Purchase Agreement.

2.	Transition.

2.1.	Seller’s Obligations. Seller’s performance of the Seller Transition Services is subject to (a) the assignment to Buyer of the Assumed Contracts, and (b) the ongoing transactions contemplated by the Asset Purchase Agreement, i.e., the Seller may not be able to perform such services to the extent that the services have been transitioned to Buyer or Seller’s performance of such services is dependent on Seller being a party to an Assumed Contract that has been assigned to Buyer. Subject to the foregoing, Seller will perform or cause to be performed the Seller Transition Services set forth in Exhibit 2 to this Agreement for either the term for such services set forth in Exhibit 1 or for such other period as described in Section 2.4 hereto, in accordance with Seller’s standard practices as of the Closing Date and using at least commercially reasonable efforts. Seller Transition Services may be provided by Seller or a Seller Affiliate, at Seller’s sole discretion. In addition, Seller may, at its sole discretion, upon prior notice to Buyer, cause any Seller Transition Service it is required to provide hereunder to be provided, in whole or in part, by any third party contractor engaged by Seller; provided that Seller shall remain responsible for performance of any Seller Transition Services it causes to be provided by any such third party.

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2.1.1	Seller will use commercially reasonable efforts to continue to manage, utilizing its standard processes and policies until such time as each item of Equipment that is included in the Transferred Assets is transferred to the Buyer, the Equipment that is (1) valued at Fifty Thousand Dollars ($50,000) original capitalized amount (as set forth on the Transferred Asset list attached to the Asset Purchase Agreement) or higher and (2) are transitioned to Buyer under this Agreement pursuant to the Asset Purchase Agreement. Seller will provide to Buyer at the End of Phase 2 a report regarding the transfer of such Equipment that Seller continued to manage pursuant to this Section 2.1.1.

2.1.2	During the Term, Seller will not accept new customers (distributor or direct customer) and will instead refer direct customers and distributors to Buyer. In addition, Seller shall have no obligation under this Agreement to modify its practices with regard to shipping or invoicing documentation and/or labeling related to the Products.

2.1.3	During Phase 2, Seller will have no obligation to supply and sell Products or New Products to distributors and customers. During Phase 2, Seller will, using commercially reasonable efforts, supply and sell (at the Phase 2 Product Prices) the Products solely to Buyer for the period of time that is agreed upon by the Parties and set forth in mutually agreed upon schedules; provided, however, that in no event will such schedule extend beyond the End of Phase 2.

2.1.4	Upon the Changeover Date for each Product, Seller shall no longer be obligated to perform any of the Seller Transition Services related to that transitioned Product.

2.1.5	Prior to the End of Phase 2, Buyer shall be granted a right of first refusal to purchase additional equipment in accordance with the Asset Purchase Agreement. During Phase 2, Seller will prepare and provide to Buyer a list of additional equipment (the “Additional Equipment”) each item of which is valued at Fifty Thousand Dollars ($50,000) original capitalized amount (as set forth on the Transferred Asset list attached to the Asset Purchase Agreement) or higher. At any time within thirty (30) days after receipt of the list of Additional Equipment, Buyer may, by giving written notice to Seller, elect to purchase all or any portion of the Additional Equipment as set forth in the Acquisition Agreement.

2.2.

Buyer’s Obligations. Buyer is responsible for the transition of the manufacture, sales and support of the Products and New Products from Seller to Buyer. Buyer also shall facilitate the efficient and timely delivery of all Buyer Transition Services and pay the Fees to Seller for Seller Transition Services pursuant to the terms and conditions of this Agreement. Buyer agrees to perform or cause to be performed the Buyer Transition Services set forth in Exhibit 3 to this Agreement for the Term, or for such other period as described in Section 2.4 hereto. Buyer

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

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shall not interfere with Seller’s control and supervision of the personnel that Seller, in its sole discretion, chooses to assign to perform the Transition Services. Buyer shall return to Seller any and all assets utilized by Transferred Employees that are not expressly included as part of the Transferred Assets, including information technology equipment and laptops. In addition, Buyer shall perform any and all other actions not specifically performed by Seller under Exhibit 2 which must or should be performed during the Term for the transition of the sale and support of the Products and New Products from Seller to Buyer.

2.3.	Transfer of Responsibility. During the Term and subject to Seller’s timely performance of its material obligations hereunder, Buyer shall use commercially reasonable efforts to assume the responsibility for the Transition Services as promptly as practicable, but in no event later than the dates set forth in this Agreement for the completion of the transition to Buyer of such services. Buyer shall use commercially reasonable efforts to assume the responsibility for the Products, including the manufacturing, sales and support of the Products by the Changeover Date, but in no event later than the End of Phase 2. Buyer’s inability to completely perform the manufacturing, sales and support of the Products or the design and development of the New Products by the End of Phase 2 shall not obligate Seller to continue performance under this Agreement after the End of Phase 2. Buyer shall assume responsibility for the design and development of the New Products as soon as practicable, but in no event later than the agreed upon schedule for transition of the design and development of the New Products as set forth in Exhibits 2 and 3.

2.4.	Service Duration; Early Termination. The Transition Services (and the obligations of each Party with respect thereto) shall commence as of the Effective Date and continue for the duration set forth for such Transition Service in Exhibits 1, 2 and 3, but no later than the End of Phase 2. The Parties agree that the duration of specific Transition Services may be shortened depending upon the needs of Buyer and its capability to provide such services internally or to procure them from other service providers. Accordingly, specific Transition Services shall be provided by Seller only until the earliest of: (a) the duration specified in Exhibit 1 or 2, (b) the End of Phase 2; (c) the expiration of Seller’s rights under agreements with third parties that are necessary for Seller to provide such Transition Services hereunder; or (d) such time as specified in a written notice to Seller of Buyer’s early termination of such Transition Service, which shall be provided at least thirty (30) days in advance of the desired date of such termination. If any specific Transition Service is terminated prior to the stated duration pursuant to clause (c) or (d) above, the Parties shall promptly take all necessary actions to phase out such Transition Service, including cancellation of third party obligations and transfer of responsibility to Buyer for such services, and Buyer shall promptly assume the responsibilities for such services. Buyer shall reimburse Seller for any third party cancellation charges that Seller incurs by reason of any early termination by Buyer under subparagraph (d) above; provided that such cancellation charges will not be deemed to have been incurred as a result of Buyer’s exercise of its rights under subparagraph (d) above to the extent that such exercise is a direct result of Buyer’s obligation to phase out such Transition Service, including cancellation of third party obligations and assumption for such services.

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2.5.	License of Buyer’s Brand Name and Mark. As of the Closing Date, Buyer grants to Seller a non-exclusive, royalty-free, revocable, worldwide license to use Buyer's brand name or Trademark to mark any Product as required by and in accordance with the terms and conditions under this Agreement. Buyer also hereby grants to Seller a non-exclusive, royalty-free, revocable, worldwide license, under its Copyrights, to reproduce, display, perform, and distribute any and all instructions or accompanying documentation to the Buyer-provided trade name or Trademark in order for Seller to mark the Products in accordance with the terms and conditions of this Agreement. Buyer and Seller agree to maintain quality control standards that are at least as high as Seller’s quality control standards currently in place and utilized by Seller in connection with the manufacture and sale of the Products that are sold under Seller’s trade names or Trademarks as of the Closing Date. In addition, Buyer hereby grants to Seller a non-exclusive, royalty-free, revocable, worldwide Trademark license, to use and disclose any instructions or documentation to the extent necessary to mark the Products and New Products in accordance with the terms and conditions of this Agreement solely for such purpose and duration as agreed upon in writing by the Parties with regard to identified Buyer brand names or Trademarks. Buyer further grants to Seller the right to sublicense to Seller’s subcontractors, suppliers or distributors the rights described herein and granted to Seller for the sole purpose of marking the Products and New Products with Buyer’s brand name or marks as described herein.

2.6.	No Acceptance of Any Purchase Orders Beyond the Term. During Phase 1, Seller may accept purchase orders from Seller's distributors, direct customers and Buyer. Seller shall not accept purchase orders from any party other than Buyer during Phase 2. For any existing orders that have delivery dates after the End of Phase 2, Seller will refer the direct customers or distributors to Buyer and suggest that they re-book such orders with Buyer (and shall not in any way impede such customers and distributors from doing so). If a direct customer or distributor re-books such orders, Buyer shall be solely responsible for such orders. Notwithstanding the foregoing, Seller shall not be, in any manner whatsoever, responsible if the direct customers or distributors fail to re-book such orders with Buyer.

2.7.

Additional Services. If Buyer notifies Seller that Buyer desires to obtain different or additional services or resources from Seller beyond those set forth in Exhibit 2, the Parties shall negotiate mutually agreeable terms and conditions for such Services (the “Additional Services”); provided, however, that this Section 2.7 shall not require Seller to provide any Additional Services absent any such agreement and the provision of Additional Services will remain at the sole discretion of Seller. If Seller and Buyer mutually agree upon the provision of any Additional Services, this Agreement and Exhibits, as applicable, shall be amended

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pursuant to Section 16.13. Seller will be reimbursed by Buyer for the cost of any such Additional Services as calculated by Seller based upon Seller’s costs plus a fee of ***, and expenditures for reasonable travel and temporary living expenses related to such Additional Services.

2.8.	Transition Services Provided Following Term; Term Extension. Except as otherwise agreed to by the Parties in writing, Seller is under no obligation, express or implied, to provide any of the Seller Transition Services after the End of Phase 2 unless, and solely to the extent that, Seller’s material failure in its performance of the Seller Transition Services directly and proximately causes a delay in the Changeover Date that requires the performance of Seller Transition Services after the End of Phase 2. In the event Buyer requests Seller to continue providing Transition Services after the end of the Term, Seller, in its sole discretion, shall determine whether and to what extent it is willing to provide any such services. If Seller and Buyer mutually agree to extend the Transition Services beyond the Term, this Agreement and the Exhibits hereto as applicable, shall be amended pursuant to Section 16.13. The Parties acknowledge that Fees payable in respect of any Transition Services that Seller, in its sole discretion, agrees to provide after the end of the Term may be higher than those established during the Term for such extension. Buyer acknowledges and agrees that, following the end of the Term, Seller shall have no further responsibilities or obligations to Buyer under this Agreement.

2.9.	Third Party Consents and Agreements Required to Perform the Transition Services. The Parties agree that Seller’s ability to provide certain Transition Services to Buyer may be conditioned upon Seller's ability to obtain, on reasonable terms, third party consents and agreements reasonably necessary for Seller to perform such Transition Services or to use certain third party software or hardware licensed to Seller. Seller shall use its commercially reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain any Seller Contractual Consent; provided, however, that commercially reasonable efforts by Seller and its Subsidiaries shall not include (a) the payment of any amounts or provision of any other consideration by Seller or (b) the amendment of any provision of, or waiver of any rights under any Assumed Contract. Buyer shall promptly reimburse Seller for all such costs incurred in obtaining such consents and agreements. Notwithstanding the foregoing, Seller shall have no obligation to expend any funds to obtain such third party consents and shall not be in breach of its obligations hereunder in the event that Seller is unable to obtain such third party consents and agreements.

2.10.	Government Permits Required to Perform the Transition Services. The Parties agree that Seller’s ability to provide certain Transition Services to Buyer may be conditioned upon Seller's ability to obtain, in a timely manner, Governmental Authority permits and approvals reasonably necessary for Seller to perform such Seller Transition Services. Buyer and Seller, and their relevant Subsidiaries, shall

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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cooperate with one another in taking any reasonable actions by or in respect of, or making any filings with, or obtaining any consents, approvals, authorizations from, Governmental Authorities as are necessary for the consummation of the transactions contemplated by this Agreement. Buyer shall promptly reimburse Seller for all such costs incurred in obtaining such Governmental Authority permits and approvals.

2.11.	Staffing Required to Perform Transition Services. The provision of Seller Transition Services by Seller to Buyer is contingent upon the availability of qualified Seller staff to perform such services, including those personnel who may be hired by Buyer during the Term. As set forth above, it is the intent of the Parties to migrate Transition Services to Buyer as soon as practical, but in no event longer than the dates set forth in Exhibits 1 or 2. If Seller staff performing a specific Seller Transition Service are hired by Buyer in accordance with the terms of the Asset Purchase Agreement or this Agreement so that in the reasonable judgment of Seller, qualified staff are not available to perform a specific Seller Transition Service on a commercially feasible basis, Seller may, upon thirty (30) days written notice to Buyer, terminate such Seller Transition Service.

2.12.	Standard of Performance. Seller will use commercially reasonable efforts to perform the Seller Transition Services in a professional and workmanlike manner and consistent with Seller’s standard business practices in operating the Business, including, without limitation, maintaining such consents and approvals as have been obtained by Seller during the Term and may be necessary to perform a Seller Transition Service prior to transfer of such service to Buyer.

2.13.	Training. With regard to the training services to be performed by Seller as set forth in Exhibit 2, Seller, in its sole discretion, will assign the appropriate personnel to perform such training.

3.	Removal of Seller’s Brand Name and Trademarks.

Unless otherwise agreed to in writing by the Parties, by the earlier of the End of Phase 2 or Changeover, Buyer shall use commercially reasonable efforts to remove or have removed all Seller branded or Trademarked information from the Products and New Products (including without limitation, any packaging or electronic documentation for the Products and New Products and any datasheets, specifications, websites or other documentation related to the Products and New Products). The removal of brand name and Trademarks pursuant to this Section 3 is not in any way related to, and nothing herein requires, the removal of brand names and marks which are physically placed or marked onto the finished Products and New Products by or for Seller. Seller will not be obligated to remove Seller’s or Buyer’s brand name or marks on any marked, finished Products and New Products at any time. In the event that, through the use of commercially reasonable efforts, Buyer is unable to meet its removal obligation(s) under this Section 3 by the earlier of (a) the End of Phase 2 or (b) the Changeover Date, upon Buyer’s reasonable request the Parties will enter into good faith negotiations regarding an the appropriate extension of time for Buyer’s obligations(s) under this Section 3.

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As further set forth on Exhibit 2, Seller shall create web-site redirects on each web page on which the Products or New Products had been referenced, which redirect shall include a notice (agreed upon by the Parties in writing) with respect to the availability of such Products and New Products from Buyer (and such other matters as the Parties so agree). Except as otherwise agreed to in writing by the Parties, and Seller’s obligations with respect to website redirects and notices therefore, Seller shall have no obligation under this Agreement to place Buyer's Trademarks on the Products or New Products, including without limitation, any packaging, electronic documentation, data sheets, specifications, websites, or other documentation related to the Products or New Products

Seller shall have no obligation under this Agreement to place Buyer's brand name or marks on the Products or New Products, including without limitation, any packaging, electronic documentation, data sheets, specifications, websites, or other documentation related to the Products or New Products. In addition, Seller shall have no obligation under this Agreement to modify any packaging, electronic documentation, data sheets, specifications, websites, or other documentation related to the Products and New Products No license or other right is granted by Seller to Buyer to any Seller Trademark, brand name or logo under this Agreement, expressly or by implication, estoppel, statute or otherwise. Any and all Trademark or other Intellectual Property rights in and to Seller’s Trademarks, brand names and logos inure to the benefit of Seller.

Notwithstanding any other provision, no interest in or right to use the name “Intel” or any derivation thereof, or any other Trademarks, service marks or tradenames of Seller (the “Retained Marks”) is being transferred. Buyer agrees (a) not to use, and agrees to cause each of its Affiliates and Subsidiaries not to use any materials bearing Retained Marks and (b) not to sell, transfer or ship, and agrees to cause each of its Affiliates and Subsidiaries not to sell, transfer or ship any products bearing Retained Marks, except as permitted under this Section 3. The foregoing rights set forth in this Section 3 are subject to Seller's standard Trademark usage guidelines, a copy of which will be provided to Buyer, and Seller reserves the right to practice quality control with regard to its marks. In the event that Buyer sells Products or New Products bearing Seller’s brand name or Trademarks, Buyer agrees to make a truthful, fair, and non-misleading reference to the Retained Marks. Buyer acknowledges Seller’s rights in the Retained Marks and agrees that any and all use thereof by Buyer shall inure to the sole benefit of Seller. Buyer agrees not to (a) challenge Seller’s ownership or use of the Retained Marks, or (b) apply to register any of the Retained Marks or any marks confusingly similar thereto. If Buyer acquires any rights in, or registration or application for the Seller’s Retained Marks by operation of law or otherwise, it will immediately upon request by Seller and at no expense to Seller, assign such rights, registrations, right of priority, and/or applications to Seller, along with all associated goodwill. Buyer shall (i) not alter the Retained Marks and (ii) use the retained Marks only in a positive manner and not in any manner that may disparage Seller, its products or services, or for promotional goods or products which, in Seller’s reasonable judgment, may diminish or otherwise damage Seller’s goodwill in the Retained Marks.

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4.	Warranty Services.

4.1	Seller shall be responsible for the product warranty services and returns for Products shipped by Seller to Seller’s end customers, distributors or other third party customers prior to the Closing Date (including all costs associated therewith). Except as provided herein, to the extent that Seller is responsible for product warranty services and returns for Products during the Term or thereafter (for Products shipped by Seller prior to the Closing Date), and those Products have already been transferred to Buyer (i.e., for which the Changeover Date has occurred), Buyer shall promptly provide to Seller those Products as requested by Seller in order to meet the third party’s warranty or return requests and Buyer shall be reimbursed by Seller at cost.

4.2	Buyer shall be responsible for product warranty services and returns for Products and New Products shipped or sold by Buyer and its distributors to end customers or other third party customers and for Products and New Products shipped or sold by Seller on behalf of Buyer to Buyer’s or Seller’s distributors, end customers or other third party customers on or after the Closing Date. Until the Changeover Date or such other date as mutually agreed upon by the Parties, Seller shall perform such warranty services (and handle such returns) for Buyer as part of the Seller Transition Services. The Parties acknowledge and agree that Seller’s compensation for the performance of such service is included within the Phase 1 Product Prices and will be included within the Phase 2 Product Prices.

4.3	No later than the Changeover Date, Buyer will begin to perform certain product warranty services for Products shipped by Seller to Seller’s end customers, distributors or other third party customers prior to the Closing Date in accordance with the Warranty Services Agreement.

5.	Transition Services.

5.1	The Parties will cooperate with the other Party, its employees, agents, and representatives, in the performance of the Transition Services to facilitate timely performance of the Transition Services, including, without limitation, working together to identify any documents, data or information exclusively related to the Products and New Products, including, but not limited to, developing bills of material for the software, firmware, and hardware utilized in the active Products and New Products.

5.2	Access to Facilities.

5.2.1 At no cost to Seller, Buyer shall provide to Seller appropriate access to the facilities or locations of Buyer, its Subsidiaries, suppliers, contract manufacturers, and subcontractors at which Seller requests access in order to facilitate the performance of Seller Transition Services during Buyer’s regular business hours, or such other hours as Seller may reasonably require for purposes of performing the Seller Transition Services. For the avoidance of doubt, the Parties contemplate that the Seller Transition Services will be performed principally at Seller facilities and that access to Buyer facilities may be appropriate for the

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performance of certain Seller Transition Services. In addition, Buyer shall provide the following services and other items, as applicable, to Seller at each facility or location of Buyer, its Subsidiaries, suppliers and subcontractors at which Seller is performing Seller Transition Services: (i) reasonable access to and use of ordinary office equipment; (ii) reasonable access to and use of telephone, internet and fax equipment and services (including voicemail services, if applicable); and (ii) such other routine or minor items, services and resources as the Parties may agree are reasonably necessary for Seller to perform its obligations under this Agreement.

5.2.2 At no cost to Buyer, Seller shall provide to Buyer appropriate access to the facilities or locations of Seller and its Subsidiaries and, to the extent such third party agrees, its suppliers, contract manufacturers, and subcontractors at which Buyer requests access in order to facilitate the performance of Buyer Transition Services during Seller’s regular business hours, or such other hours as Seller may reasonably require for purposes of performing the Buyer Transition Services. For the avoidance of doubt, the Parties contemplate that the Buyer Transition Services will be performed principally at Buyer facilities and that access to Seller facilities may be appropriate for the performance of certain Buyer Transition Services. In addition, Seller shall provide the following services and other items, as applicable, to Buyer at Seller’s facilities at which Buyer is performing Buyer Transition Services: (i) reasonable access to and use of ordinary office equipment; (ii) reasonable access to and use of telephone, internet and fax equipment and services (including voicemail services, if applicable); and (ii) such other routine or minor items, services and resources as the Parties may agree are reasonably necessary for Seller to perform its obligations under this Agreement.

5.2.3 In the event employees, agents and representatives of either Party (the “Visiting Party”) need access to the other Party’s facility in connection with the Seller’s performance of Seller Transition Services, the Visiting Party shall ensure that such access (a) shall not be disruptive to the other Party’s business and operations and (b) shall be at the sole expense of the Visiting Party. The Visiting Party shall, and shall cause its employees to, comply in all material respects with applicable workplace security, administrative, environmental, safety and other laws and policies and procedures applicable to the performance of services at the other Party’s facility.

5.3	Use of Buyer Resources. In the event that Buyer and Seller agree that Seller may need to provide Seller Transition Services at Buyer’s facility, the Agreement will be amended by the mutual agreement of the Parties to include such Transition Services and the applicable fees for such Seller Transition Services to be performed at Buyer’s facility.

5.4

Books and Records; Access to Information. During the Term and within five (5) Business Days of receipt of a written request from Seller, Buyer shall, in accordance with its company policies, provide Seller with access during regular business hours to business records owned and held by Buyer relating to the

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Transition Services or under their control that are reasonably necessary to enable Seller to perform the Seller Transition Services. Seller shall be entitled to make copies of, and extracts from, such business records solely as may be reasonably necessary to perform the Seller Transition Services, at its own expense. During the Term, Seller, in its sole discretion, may provide to Buyer information in addition to the documents, reports and data that Seller is required to provide under Exhibit 2 upon receipt of a request for such additional information from Buyer. Each Party may only use such information obtained from the other Party, and copies thereof, solely as necessary to perform the applicable Transition Services and may not disclose such information or provide copies to any third party without the other Party’s prior written consent. Without limiting the foregoing, such information shall be subject to the confidentiality obligations of Seller under Section 16.8 of this Agreement.

5.5	Service Coordinator. Each Party will appoint one individual (the “Service Coordinators”) who will be responsible for general coordination of all Transition Services. The Service Coordinators will act as the primary liaison between the two organizations and will coordinate the Transition Services to be provided. The Service Coordinators will be generally knowledgeable in respect of the operations of each organization and shall be responsible for: (a) the efficient coordination of the Transition Services and (b) approval of all changes to Transition Services that the Parties may mutually agree to. Each Party’s Service Coordinator and related contact information may be updated upon written notice to the other Party. Each Party within five (5) days after the Closing Date will provide to the other Party an organizational chart with the names and contact information for the individuals responsible for the day-to-day performance of the Transition Services, as well as the appropriate escalation path for each functional area included on the organizational chart.

5.6	Transition of New Products. The Parties acknowledge that during Phase 1, Buyer may determine that certain of the New Products are ready for introduction into the commercial marketplace. The Agreement will be amended in writing in the event that Buyer decides to introduce any of the New Products into the commercial marketplace and Seller agrees to treat such New Product as a Product for purposes of providing services under this Agreement.

6.	Seller Remuneration and Buyer Reimbursement.

6.1	Fees. As part of the remuneration due Seller, Buyer shall remit to Seller the Fees associated with the Seller Transition Services as set forth in Exhibit 2 by no later than thirty (30) days from the date of invoice of Seller subject to the terms of this Section 6. Exhibit 1 provides a summary of the Seller Transition Services and fees.

6.1.1

Seller will invoice Buyer on a monthly basis in arrears for: (a) the Phase 1 Product Prices and Phase 2 Product Prices, as more expressly defined on Exhibit 6 hereto, for any Seller Transition Services performed during the

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previous month or quarter, as expressly defined in Exhibit 2 hereto, together with (b) expenditures for reasonable, actual travel and temporary living expenses related to such Seller Transition Services (the “Expenditures”) to the extent authorized or approved and incurred on a basis consistent with Seller’s normal reimbursement policies and past practices. There shall be proration of Fees with respect to the performance of any Transition Services. Such invoices shall: (a) provide a summary description of the Seller Transition Services to which the invoice relates; (b) provide reasonable detail of the components of the Cost of Services for each such Seller Transition Service; (c) provide reasonable detail of any Expenditure; (d) specify the separately reimbursable charges for licenses fees, royalties or third party services; and (e) specify the total amount of Fees to be paid by Buyer. Seller shall include, as separate items on the invoice, all expenditures, including any reimbursable travel, living or other expenses incurred in accordance with the terms of this Agreement and reimbursable charges for license fees, royalties or third party services, as applicable.

6.1.2	Seller shall submit to Buyer a Monthly Financial Report on or before the tenth (10th) Business Day of each Seller Fiscal Month. By no later than thirty (30) days from the date that Seller submits to Buyer an invoice associated with a Monthly Financial Report, Buyer shall remit to the Seller the Net Proceeds for the Products sold by Seller to its direct customers and distributors during the Term of this Agreement. Seller shall not be required to realize, or be held responsible for realizing, any Net Revenue of a Product until a distributor of Seller (as of the Closing Date) sells a Product (originally purchased from Seller) to its customer and the Product is therefore no longer in the distribution channel. Only after Seller receives a written report from the distributor showing that the Product (originally purchased from Seller) has been sold by the distributor is Seller required to claim any revenue for the Product for the purpose of calculating the Net Revenue and, ultimately, the Net Proceeds.

6.2	Adjustments. If the nature, extent or duration of the Transition Services changes as permitted in accordance with the terms of this Agreement, or if Buyer elects to terminate a specific Transition Service pursuant to Section 2.4, then the Parties will agree upon an equitable adjustment for the Cost of Services and/or Fees to reflect such change in the manner specified herein.

6.3

Payment Terms. All amounts owed under this Agreement are stated, calculated and shall be paid in Dollars. Except as otherwise specified in this Agreement, Buyer shall pay Seller for the undisputed amounts due, owing, and duly invoiced under this Agreement within thirty (30) days following delivery of such invoice therefor in immediately available funds to such place as Seller may reasonably direct therein. Seller may charge and Buyer shall pay upon demand the lesser of one and one-half percent (1  1/2%) per month or the highest lawful monthly rate on overdue amounts. If Buyer disputes the amount reflected on any invoice, it shall

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pay the undisputed portion (if any) of such invoice as provided in this Section 6.3 and in connection with such payment shall specify in writing the portion that it disputes and the basis for that dispute.

6.4	Prior to the Changeover Date, with regard to the finished goods that are shipped by Seller on Buyer’s behalf to direct customers and distributors of Seller as of the Closing Date and for finished goods which were in Seller’s distributors’ inventory at the Closing Date: (a) Seller will manage the financial services for the calculation of the cost of sales and Net Revenue related to such finished goods utilizing Seller’s designated cost; (b) Seller shall provide to Buyer monthly, following Seller’s Fiscal Month end, information that Seller prepares utilizing Seller’s standard accrual-based accounting methodologies regarding the Net Revenue received by Seller in that Fiscal Month for such finished goods; (c) Seller will invoice Buyer; and (d) Buyer will remit payment of the invoiced amount as soon as commercially reasonable, but in no event later than thirty (30) days from the date of Seller’s invoice to Buyer. Seller shall have no obligation to remit to Buyer any revenues associated with finished goods sold by Seller to its end customers or sold by Seller’s distributors prior to the Closing Date.

7.	Marketing Support.

Seller will use commercially reasonable efforts to work with Buyer to ensure that the transition of web and marketing materials which are directly and exclusively associated with the Products and New Products or the conduct of the Business is complete by the End of Phase 1. Seller shall use commercially reasonable efforts to refer to Buyer all inquiries made to Seller after the Closing Date which relate to sale and distribution of the Products.

8.	Purchase of Products By Seller From Buyer.

8.1	If, for any reason, Seller is obligated to accept a purchase order from a direct customer or distributor (as of the Closing Date) during the Term and the Inventory no longer has any such Products or New Products (that are unmarked or marked with Seller’s brand name or marks), Buyer shall use commercially reasonable efforts to sell un-marked Products and New Products to Seller in a timely manner and in quantities sufficient to fulfil that purchase order, provided that acceptance of the purchase order does not negatively impact the committed delivery date of Buyer’s existing purchase orders for such Products and New Products.

8.2	For the purchase of such unmarked Products and New Products, Buyer shall (a) charge no more than the “Buyer Total Product Cost” of the Product or New Product and (b) sell to Seller such Products and New Products under its normal terms and conditions of sale. Seller shall then sell the Products and New Products in accordance with Section 8.1. For the purposes of this Section 8.2, “Buyer Total Product Cost” shall mean, without limitation, (i) the amounts paid to Seller for such Product, if any, and (ii) an allocation of Buyer’s maintenance, storage, distribution costs and other Buyer costs associated with such Product, in accordance with Buyer’s standard accounting practices).

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9.	Intellectual Property Rights.

9.1	Ownership. Except as otherwise expressly set forth herein, each of the Buyer and Seller shall retain all right, title and interest in and to their respective Intellectual Property, and no other license (except as expressly set forth herein) or other right, express or implied, is granted under this Agreement by either Party to its Intellectual Property. In this regard, all Copyright and Trade Secret rights in Seller Materials, shall be owned by Seller and Seller shall be afforded all rights of ownership attendant thereto. All Copyright and Trade Secret rights in Buyer Materials, shall be owned by Buyer and Buyer shall be afforded all rights of ownership attendant thereto. Neither party shall remove any copyright, proprietary or other notices appearing on such materials. Buyer shall own all rights, title and interest in the Trade Secrets and Copyrights embodied in the Assigned Matters. Seller shall own all rights, title and interest in all other Intellectual Property developed, created, or invented by Seller or its Affiliates under this Agreement.

9.2	Buyer’s License to Seller. Buyer grants to Seller a non-exclusive, perpetual, worldwide, royalty-free license (with the right to grant sublicenses) under Buyer’s Copyrights and Trade Secrets embodied within the Assigned Matters to make, have made, use (including to provide services), market, distribute (directly or indirectly), sell (directly or indirectly), offer to sell, reproduce, import, display, perform, create derivative works or otherwise dispose of or exploit any product that Seller makes, has made, uses, imports or sells that, if sold or distributed, is sold or distributed by Seller, its Subsidiaries or its Affiliates as its own product.

9.3	Seller’s License to Buyer. The Parties do not anticipate that the Seller Transition Services provided under this Agreement will result in any Deliverables or Product modifications (or other activities likely to result in the creation of material, new technology or intellectual property). In the event the Parties agree that Seller will perform services that will result in a Deliverable or Product modification, the Parties will mutually agree in writing upon the Statement of Work for such services before Seller begins performance of such services. Such Statement of Work may, among other things, specify an allocation of rights in that is different than the allocation set forth in this Section 9, but only if such Statement of Work is executed by a representative of each Party that is at the level of Vice President or above. Unless otherwise agreed to in writing by the Parties, the following license provisions will apply with regard to such Product modification or Deliverable:

9.3.1

Product Modifications: Subject to the terms and conditions of this Agreement, in the event and only to the extent that Seller, in its sole discretion, creates at Buyer’s direction modifications to the Products during performance of the Seller Transition Services, Seller shall grant to

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Buyer a license under Seller Licensed Copyrights and Seller Licensed Trade Secrets in accordance with the provisions of Section 2.4 of the Intellectual Property Agreement solely in connection with the manufacture, sale, use, and distribution of the Products and only to the extent such Seller Licensed Copyrights and Seller Licensed Trade secrets of Seller are essential for the Buyer’s continued use and marketing of the Products.

9.3.2	Deliverables License: If and solely to the extent that any Seller Materials are incorporated into a Deliverable, Seller grants to Buyer a non-exclusive, non-transferable, worldwide, royalty-free license (without the right to sublicense), under Seller’s Copyrights and Trade Secrets, to reproduce, modify, perform and display Seller’s Materials internally, only for Buyer’s internal business purposes of completing the Transition Services, but not to distribute.

9.4	No Other Rights. Except as expressly provided in this Section 9, no other rights are granted or licensed to Buyer or Seller under this Agreement, by implication, estoppel, statute or otherwise. Specifically, this Agreement does not provide Buyer with any rights or license whatsoever under any Patent. Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that: (a) Seller is not transferring to Buyer hereunder, or purporting to transfer to Buyer hereunder, ownership of any Intellectual Property rights that are owned or controlled by any third party; (b) Seller is not licensing to Buyer hereunder, or purporting to license to Buyer hereunder, any Intellectual Property rights that are owned by any third party; and (c) Seller is not agreeing to disclose to Buyer any Trade Secret of any third party. Notwithstanding the foregoing, the provisions of this Section 9 shall have no affect on the provisions of the Intellectual Property Agreement.

10.	Inventory.

10.1	The Parties acknowledge and agree that the net value of Inventory (“Inventory Value”), purchased as an Asset under the Asset Purchase Agreement was Six Million Five Hundred Thousand Dollars ($6,500,000), which constitutes a Six Million Five Hundred Thousand Dollars ($6,500,000) pre-payment (“Pre-payment”) to be applied to the Phase 1 Product Prices and Phase 2 Product Prices for Products and New Products shipped following the Closing Date. Until this Pre-payment is exhausted, Seller will not deduct the Phase 1 Product Prices and Phase 2 Product Prices from the monthly Net Proceeds paid to Buyer.

10.1.1 Buyer acknowledges and agrees that the amount of Inventory will be based upon the demand plans developed by one of the Parties. To the extent that the Inventory or a portion thereof is acquired based upon a demand plan developed by Buyer, Buyer agrees to purchase from Seller any and all such Inventory. To the extent that the Inventory or a portion thereof is acquired based upon a demand plan developed by Seller, Seller agrees to offer to Buyer the option to purchase any and all such Inventory prior to the End of Phase 2.

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(a) At the Changeover Date on a Product Line by Product Line basis, the Parties agree to assess the net value of Finished Inventory. Buyer will issue a purchase order to Seller for the remaining Finished Inventory to which Seller holds title and which Buyer is obligated to or elects to purchase in accordance with Section 10.1.1. To the extent the Pre-payment has not been exhausted, the amount of this purchase order would be applied to the Pre-payment with any uncovered portion included in the monthly Net Proceeds calculation.

(b) At the End of Phase 2, the Parties agree to assess the net value of the Unfinished Inventory. Buyer will issue a purchase order to Seller for the Unfinished Inventory to which Seller holds title and which Buyer is obligated to or elects to purchase in accordance with Section 10.1.1. To the extent the Pre-payment has not been exhausted, the amount of this purchase order would be applied to the Pre-payment with any uncovered portion included in the monthly Net Proceeds calculation.

10.1.3 To the extent Pre-payment has not been exhausted by the End of Phase 2 and the combined value of the purchase orders for the Finished Inventory transferred at the End of Phase 1 and the Unfinished Inventory transferred at End of Phase 2, as contemplated above, plus the total value of cost of sales for products shipped during both Phases 1 and 2 (collectively “Final Inventory Value”), is greater or less than Six Million Five Hundred Dollars ($6,500,000), then there will be a true-up payment for the difference (i) in Buyer’s favor, if the Final Inventory Value is less than Six Million Five Hundred Dollars ($6,500,000) and (ii) in Seller’s favor, if the Final Inventory Value is more than Six Million Five Hundred Dollars ($6,500,000). The Party receiving such true-up payment shall invoice the other Party for the amount of such true-up payment and such Party receiving such invoice shall pay it to the other Party within thirty (30) days of the date of such invoice; provided, however, that if the Final Inventory Value is less than Six Million Five Hundred Dollars ($6,500,000), Seller will have no obligation to remit to Buyer a true-up payment unless and until all transition fees invoiced by Seller under this Agreement have been paid by Buyer.

10.2	On or before the Changeover Date, with regard to the finished goods in a Seller's distributor inventory at the Closing Date, Seller will use commercially reasonable efforts to have the remaining Seller's distributor inventory transferred to Buyer at Buyer’s sole expense. Buyer shall purchase such inventory at distributor's cost or Seller's cost, as applicable.

10.3	On or before the Changeover Date for a Product, Seller will use commercially reasonable efforts to have the Third Party Inventory related to such Product that is not subject to restrictions on transferability assigned to Buyer at Buyer's sole expense.

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10.4	Within five (5) Business Days after the Closing Date, Seller shall provide to Buyer a report of the backlog of purchase orders for all Products that Seller had at the Closing Date. The report shall include customers, units, products, pricing and expected shipment dates to the extent that Seller is not under a confidentiality obligation with regard to such data. For purposes of clarity, such report will exclude any data such as specific confidential subcontractor pricing and pricing associated with third party contracts that are not being assigned to Buyer under the Asset Purchase Agreement or the Acquisition Documents where such pricing is confidential information of such third party.

10.5	Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto or the receipt of an approval of a Governmental Authority, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Seller or their respective Subsidiaries thereunder.

10.6	Seller shall maintain all Inventory in accordance with this Agreement and with Seller’s standard practices. Prior to the assignment to Buyer of any Inventory, Seller shall notify Buyer in writing of any material Inventory loss, damage or defect of which it is aware.

11.	Indemnification.

11.1	Each Party (the “Indemnitor”) shall, at its election, either settle or defend any lawsuit, legal action, or legal proceeding brought against the other Party, its agents, affiliates and employees (the “Indemnitee”) that is based upon third party claims, losses, damages, costs (including attorneys’ fees), and expenses on account of the injury or death of any person and for damage to or loss of any personal property owned by any person that is caused, in whole or in part, by the gross negligence or willful misconduct of such Party or its agents, contractors, or employees in connection with the performance or receipt of performance under this Agreement (“Covered Claim”). Under no circumstances will either Party have any liability to the other Party for any claims, losses, damages, costs (including attorneys’ fees), and expenses to the extent caused by the other Party.

11.2

Indemnitor will pay all damages, costs and expenses (including reasonable attorneys’ fees and costs) finally awarded against Indemnitee on any Covered Claim, provided that: (a) Indemnitor has been notified of such lawsuit, legal action or legal proceeding in writing no later than seven (7) days after Indemnitee first receives notice of the lawsuit, legal action, or legal proceeding (provided that any such delay shall only excuse the Indemnitor’s obligations hereunder to the extent such delay has materially prejudiced the Indemnitor’s ability to satisfy its indemnification obligations hereunder); (b) Indemnitor has the right, at its election, to solely control the defense or settlement of the lawsuit, legal action, or legal proceeding, or to settle or defend against only the Covered Claims; and (c)

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Indemnitee shall provide such information and assistance in the defense or settlement of the claim as may be reasonably requested by Indemnitor at Indemnitor’s expense. Indemnitor shall not be responsible for any costs, expenses, or compromise incurred or made by Indemnitee in relation to a defense or settlement entered into without Indemnitor’s prior written consent. Indemnitee shall not be precluded from participating in the action (at its own expense), including providing assistance to Indemnitor, provided that Indemnitor consents to such participation after good faith consultation between the Parties. Such consent shall not be unreasonably withheld or delayed.

11.3	The foregoing indemnity as defined in this Section 11 is personal to the Indemnitee and shall under no circumstance be assignable, transferable or subject to pass-through to Indemnitee’s customers.

12.	NO CONSEQUENTIAL DAMAGES. EXCEPT FOR CLAIMS FOR DAMAGES THAT ARE DIRECTLY AND PROXIMATELY CAUSED BY THE OTHER PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT OR SERVICES PROVIDED OR RECEIVED, AS APPLICABLE, HEREUNDER, WHETHER OR NOT FORESEEABLE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

13.	Limitation of Liability.

13.1	The parties acknowledge that Seller is not in the business of providing services such as the Seller Transition Services to third parties and is entering into this Agreement to provide such Seller Transition Services on a commercially reasonable basis as an accommodation to Buyer in connection with the Asset Purchase Agreement.

13.2	Except with respect to Buyer’s payment obligations hereunder and claims arising from breach of the nondisclosure obligations pursuant to the Confidentiality Agreement, in no event shall either Party’s liability under this Agreement for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, exceed the aggregate amount of Two Hundred Seventy Thousand U.S. Dollars ($270,000). In no event will Seller be liable to Buyer for any loss or destruction of data or degradation in network performance or computing services related to or resulting from the Transition Services provided under this Agreement. The provisions of this Section shall apply to the fullest extent of the law, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

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14.	Insurance. Each Party shall maintain any facility, office or other space which is provided under this Agreement in compliance in all material respects with all Applicable Laws and regulations and in reasonable repair consistent with past practice, and shall maintain all material licenses and permits reasonably necessary with respect to such properties. Each Party shall also maintain appropriate property, casualty and general liability insurance with respect to any such space occupied or shared by Seller and Buyer, including coverage for damage to or destruction of any personal property located on such premises.

15.	DISCLAIMER OF WARRANTIES.

15.1 EXCEPT WITH RESPECT TO ANY WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ALL SERVICES TO BE PERFORMED BY SELLER HEREUNDER ARE PROVIDED ON AN “AS-IS” BASIS AND SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY REPRESENTATION AND WARRANTY AS TO SUCCESS, SUFFICIENCY OR COMPLETENESS OF THE SERVICES TO BE PROVIDED HEREUNDER AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR QUALITY AS TO THE SERVICES OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE.

15.2 ALL OF THE ASSETS AND INVENTORY THAT ARE TRANSITIONED TO BUYER UNDER THIS AGREEMENT ARE TRANSFERRED "AS IS, WHERE IS," AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO SUCH ASSETS, INVENTORY, OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE AND BUYER HAS RELIED ON ITS OWN EXAMINATION THEREOF IN ELECTING TO ACQUIRE THE ASSETS AND INVENTORY ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT.

15.3 SELLER ASSUMES NO LIABILITY WHATSOEVER AND SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY RELATING TO SALE AND/OR USE OF PRODUCTS, INCLUDING LIABILITY AND/OR WARRANTIES RELATING TO FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND INFRINGEMENT OF ANY PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHT.

15.4 The Parties acknowledge and agree that the provisions of this Section 15 are not intended to modify the provisions of the Asset Purchase Agreement.

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16.	General Provisions.

16.1	Relationship of the Parties. Neither Party nor its employees are agents or representatives of, nor have authority to bind, the other Party hereto by contract or otherwise. Nothing contained in this Agreement shall be deemed or construed to create a partnership or a joint venture between Seller and Buyer or any of their Affiliates, or to cause either Party to be responsible in any way for the debts or other obligations of any Party hereto or any other party or be deemed affiliated with any other party. Each Party shall be responsible for the acts of its employees, agents, independent contractors and vendors in connection with providing or receiving, as applicable, the services described in this Agreement.

16.2	Property Ownership. Each Party acknowledges that all items, including without limitation, all machinery, equipment, and furniture owned by any other Party or any of their Affiliates and used in connection with the services hereunder shall remain the property of such Party or respective Affiliate, as the case may be, and no other party shall have any lien thereon or other rights therein.

16.3	Costs. The Parties acknowledge and agree that any amounts payable by either Party pursuant to this Agreement will be in addition to any purchase price and any other amounts payable under the Asset Purchase Agreement.

16.4	Dispute Resolution. The Parties shall promptly attempt to resolve all disputes arising under this Agreement at the working level, if possible. The Service Coordinators shall meet within five (5) Business Days of either Party’s written request for a dispute resolution meeting and attempt in good faith to resolve any dispute. If such dispute is not resolved by discussions between the Service Coordinators within five (5) days after the Parties meet in response to a Party’s written request, either Party may request that the dispute be further escalated to the general manager of the applicable business unit of each Party. Within five (5) Business Days after receipt of such request to escalate the dispute, the general managers shall meet to resolve the dispute. If unsuccessful, such disputes will be resolved in accordance with the procedures set forth below:

16.4.1	All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows: The business representatives of all Parties to the dispute, together with, upon the mutual agreement of the Parties, their respective legal representatives, shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by such senior management, any Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the Parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either Party may begin litigation proceedings.

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16.4.2	Notwithstanding the provisions of Section 16.4.1 above, each Party shall have the right, without the requirement of first seeking a remedy through the alternate dispute resolution mechanism, to seek preliminary injunctive or other equitable relief in any proper court in the event that such Party determines that eventual redress through arbitration will not provide a sufficient remedy for any violation of this Agreement by the other Party.

16.4.3	In the event a proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs in an amount to be fixed by the court or arbitrator, as applicable.

16.5	Governing Law. This Agreement shall be construed in accordance with, and this Agreement and any disputes or controversies related hereto shall be governed by the internal laws of the State of New York without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such proceeding shall be heard and determined in such a New York state or federal court. The Parties hereby consent to and grant any such court jurisdiction over such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16.7 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

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UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.5.

16.6	Compliance With Laws Relating to Import and Export. The Parties shall comply with all Applicable Laws governing export and import of Products and information related thereto. In particular, the Parties shall not export or re-export, directly or indirectly, separately or as part of a system, the Products, or information relating thereto, to any country for which an export license or other approval is required without first obtaining such license or other approval. To the extent required by Applicable Law, Buyer shall obtain a controlled country import and/or export license and provide to Seller documentation demonstrating that it is in compliance with all applicable export control laws and regulations.

16.7	Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested); (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:.

if to Seller, to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention: Treasurer

Telephone: (408) 765-8080

Facsimile: (408) 765-6038

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

with copies to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention: General Counsel

Telephone: (408) 765-8080

Facsimile: (408) 653-8050

and

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Russell C. Hansen, Esq.

Telephone: (650) 849-5383

Fax: (650) 849-5333

if to Buyer, to:

RadiSys Corporation

5445 N.E. Dawson Creek Drive

Hillsboro, OR 97124

Attention: Chief Financial Officer

Telephone: (503) 615-1100

Fax: (503) 615-1114

with a copy to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, TX 75201

Attention: Roger W. Bivans, Esq.

Telephone: (214) 978-3000

Fax: (214) 978-3099

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. .

16.8	Confidentiality. Parties understand and agree that this Agreement is subject to the terms and conditions of the Confidentiality Agreement and that the terms and conditions of this Agreement, and the confidential or proprietary information and materials to which a Party obtains access pursuant to this Agreement or as a result of the relationship of the Parties established under the performance of this Agreement shall be considered confidential information (“Confidential Information”) subject to the Confidentiality Agreement, notwithstanding any contrary terms in Section 1 of the Confidentiality Agreement. Notwithstanding any contrary provision in the Confidentiality Agreement, the Parties’ rights and obligations under the Confidentiality Agreement shall apply fully to Confidential Information that is disclosed by either Party to the other Party at any time during the Term of this Agreement, even if such disclosure occurs after termination of the Confidentiality Agreement. Notwithstanding any other provision of this Agreement, Seller shall have no obligation to provide to Buyer any data (such as specific confidential subcontractor pricing and pricing) associated with third party contracts that are not being assigned to Buyer under the Asset Purchase Agreement or the Acquisition Documents where such information is confidential information of such third party.

16.9	Term of Agreement. This Agreement shall become effective on the Effective Date and unless earlier cancelled or terminated pursuant to the terms of this Agreement, continue for the Term.

16.10

Termination. This Agreement shall terminate at the end of the Term. Seller or Buyer may, in its discretion, (a) terminate all of its obligations under this Agreement by written notice to the other Party in the event that the other Party breaches any material obligation under this Agreement, which breach continues without cure for a period of ten (10) days after written notice thereof; or (b) terminate this Agreement by written notice to the other Party in the event that the other Party enters into any bankruptcy proceeding (whether voluntary or involuntary), reorganization, arrangement for the appointment of a receiver or trustee to take possession of such Party's assets, or any other proceeding under any law for the relief of creditors, or makes an assignment for the benefit of its creditors. In the event that Buyer determines that it will not need Seller to provide any or all of the Seller Transition Services listed in Exhibit 1, Buyer shall provide to Seller written notice identifying those Seller Transition Services that Buyer does not require Seller to provide under this Agreement (the “Terminated

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Services”) at least thirty (30) days prior to the requested termination date for such services. Promptly following Seller’s receipt of such notice, Seller shall advise Buyer in writing whether there are any other Seller Transition Services that cannot be performed in whole or in part due to its reliance of such Terminated Services, and cannot be performed as a result of the termination of such Terminated Services. The Parties shall promptly discuss whether the termination notice should be withdrawn or modified. If Buyer does not withdrawal or modify its termination notice, it shall not be considered a breach of this Agreement in the event Seller fails to perform such Seller Transition Services. Following receipt of Buyer's timely notice regarding termination of the Terminated Services, Seller will not be obligated to provide the Terminated Services and Buyer will not be obligated to pay Seller for the Fees associated with the Terminated Services; provided, however, that Buyer shall compensate Seller for the Fees associated with the Terminated Services performed prior to the receipt of the termination notice from Buyer and any reasonable, actual costs associated with preparation for performance of the Terminated Services that Seller incurs prior to the receipt of Buyer’s termination notice.

16.11	Survival. The following sections shall survive any termination or expiration of this Agreement: (a) any payment obligation with respect to amounts accrued prior to termination of this Agreement; (b) Intellectual Property Rights (Section 9); (c) Indemnification (Section 11); (d) No Consequential Damages (Section 12); (e) Limitations of Liability (Section 13); (f) Disclaimer of Warranties (Section 15), and (g) General Provisions (Section 16).

16.12	Force Majeure. Neither Party shall be liable for delay in performance of any of its obligations under this Agreement if such delay is due to causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, terrorist acts, acts of war, or intervention of any government or authority. Any such delay or failure shall be remedied by such Party as soon as reasonably practicable, and the extent of any such delay shall be added to the Term of this Agreement.

16.13	Amendments; Waivers.

16.13.1	Any provision of this Agreement may be amended or waived, including changes, modifications or supplements to the Transition Services, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

16.13.2

No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party hereto in exercising any right, power or

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privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.14	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party hereto may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of each other Party. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.

16.15	Entire Agreement. This Agreement constitutes the entire agreement by and between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and negotiations, both written and oral, by and between the Parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

16.16	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

16.17

Taxes. Fees and prices payable under this Agreement do not include Taxes. In addition to the fees and prices payable under this Agreement, the paying Party shall pay the amount of any present or future customs duties or sales, use, excise, or other similar Tax applicable to the sale of goods or performance of services covered by this Agreement, or in lieu thereof, the paying Party shall supply the other Party with an appropriate Tax exemption certificate or provide sufficient proof of Tax exemption. In the event that the paying Party is prohibited by law from making payments to the other Party unless the paying Party deducts or withholds Taxes therefrom and remits such Taxes to the local taxing jurisdiction, then the paying Party shall duly withhold and remit such Taxes and shall pay to the other Party the remaining net amount after the Taxes have been withheld. The paying Party shall promptly furnish the other Party with a copy of an official tax receipt or other appropriate evidence of any Taxes imposed on payments made under this Agreement. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which the other Party’s collection and remittance of Taxes is required by law, the other Party shall have sole responsibility for payment of said Taxes to the appropriate tax authorities. In the event the other Party does not collect Tax from the paying Party, and is subsequently audited by any tax authority, liability of the paying Party will be limited to the tax assessment, with no reimbursement for penalty or interest

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charges. Each Party is responsible for its own income taxes or Taxes based upon gross revenues, including but not limited to business and occupation taxes. The Parties understand that the Transition Services will be performed by the Parties and/or their Affiliates, and therefore, they contemplate that, to the extent the Transition Services are performed by one or more Affiliates of a Party for the benefit of the other Party and/or its Affiliates, purchase orders and invoices will be issued and processed between the Party and/or its Affiliates and the other Party and/or its Affiliates, as may be appropriate. The Parties will cause their Affiliates to cooperate with each other in order to minimize Taxes subject to this Section 16.17 and to carry out the intent of this Agreement.

16.18	Specific Performance. Notwithstanding the provisions of Section 16.4 above, the Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, may cause irreparable injury to the other Party, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

16.19	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party.

16.20	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

16.21	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any other Person, including any employee or former employee of Seller or Buyer or any of their respective Affiliates (including any beneficiary or dependent thereof).

16.22	No Presumption against Drafting Party. Buyer and Seller acknowledge that Buyer and Seller have been represented by counsel in connection with the negotiation and execution of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

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THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

16.23	Order of Precedence. In the case of conflict or ambiguity and only to the extent of such between any provision contained in this Agreement and a purchase order issued by Buyer to Seller for Products, the provisions of this Agreement shall take precedence.

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CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be duly executed and delivered as of the date set forth above.

SELLER:

INTEL CORPORATION,
a Delaware corporation

By:	/s/ RAVI JACOB
Name:	Ravi Jacob
Title:	Vice President and Treasurer
Date:	September 12, 2007

BUYER:

RADISYS CORPORATION,
an Oregon corporation

By:	/s/ BRIAN BRONSON
Name:	Brian Bronson
Title:	Chief Financial Officer
Date:	September 12, 2007

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

BETWEEN INTEL CORPORATION AND RADISYS CORPORATION]

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 1

SUMMARY OF SERVICES

Exhibit 1 Seller Transition Services

Service Category	Category Description	Expiration	Cost of Services (One Time Charge –To be invoiced monthly in six (6) equal amounts.)

I	Financial Services	End of Phase 2	***

II	Supply Chain Support Services	Earlier of End of Phase 2 or the Changeover Date	***

III	Global Sourcing and Procurement	Earlier of End of Phase 2 or the Changeover Date	***

IV	Data Extraction Services	End of Phase 2	***

V	Information Technology Support Service	End of Phase 2	***

VI	Support for Changeover Plan	Earlier of End of Phase 2 or the Changeover Date	***

VII	Engineering Services Agreement	See Exhibit 7	See Exhibit 7

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 2

Seller shall use commercially reasonable efforts to transition the sale and support of the Products from Seller’s sites to Buyer’s designated sites prior to the End of Phase 1. Any changes, modifications or adjustments to the services and fees set forth in this Exhibit 2 shall be made in accordance with the terms of the Agreement.

Seller shall perform the following Seller Transition Services if and to the extent such services were performed by Seller prior to the Closing Date. In this regard, the Parties agree that Seller is not required to hire additional employees or purchase additional hardware, software or systems to perform the Seller Transition Services. The Seller Transition Services will be performed in accordance with Seller’s standard practices as of the Closing Date and commercially reasonable efforts.

Seller will not transfer, and this Agreement excludes, the transfer of any and all external cost data, including customer pricing and pricing associated with third party contracts that are not being assigned to Buyer under the Asset Purchase Agreement or the Acquisition Documents. The Parties acknowledge and agree that the Seller Transition Services will be performed by Seller subject to third party rights and licenses. Seller has no obligation to perform any such services that require the consent by or license grant from a third party, unless and until such consent or license is obtained by Seller and Buyer. The Seller Transition Services schedules are as follows:

I.	Service Category:	Financial Services.

	Maximum Term:	Commencing on the Closing Date and for a period ending at the End of Phase 2.

	Termination Notice:	Buyer may terminate these services prior to the end of the Maximum Term for this service category upon not less than thirty (30) days prior written notice to Seller.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

	Service Items:	Seller will perform the following transitional accounting services related to the development, distribution, marketing and sale of the Products:

•        General ledger

•        Accounts receivable

•        Revenue accounting

•        Accounts payable

•        Valuation and support of the transfer of the Equipment

•        Valuation and support of inventory

•        Support of post-sales support inventory

	Cost of Service:	***

II.	Service Category:	Supply Chain Support Services.

	Maximum Term:	Commencing on the Closing Date and for a period ending on the earlier of (a) the Changeover Date or (b) the End of Phase 2.

	Termination Notice:	Buyer may terminate these services prior to the end of the Maximum Term for this service category upon not less than thirty (30) days prior written notice to Seller.

	Service Items:	Supply Chain support services related to the development, distribution, marketing and sale of the Products in accordance with Seller’s standard business practices and in the manner in which Seller conducted the Business as of the Closing Date:

•        Order Management: Seller will perform the following order management services as they are performed by Seller as of the Closing Date: (i) acceptance and processing of purchase orders (including the delivery of the Products), customer invoicing, payment collection; (ii) Product return acceptance; and (iii) the performance of other actions as routinely performed by Seller prior to the Closing Date to sell the Products to Buyer and to third parties that are distributors or direct customers of Seller as of the Closing Date. Any purchase orders accepted by Seller during Phase 1 shall be processed and handled through Seller’s representative or distribution channel in existence as of the Closing Date. To the extent that there are purchase orders accepted by Seller prior to Phase 1 which have not been cancelled, order management shall include the transition by Seller to Buyer of these direct customers’ or distributors’

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

orders, using reasonable commercial efforts and to the extent that the customers consent and cooperate. At the End of Phase 1, Buyer will place orders with Seller and Buyer will be responsible for order fulfillment to its distributors and direct customers.

•        Post-Sales Support: Seller will perform the following post-sales support services as they are performed by Seller through or on behalf of the Business as of the Closing Date: (i) first line customer support (such as answering telephone calls, reading initial e-mails from customers requesting support, creating a “trouble ticket” describing the requested support and providing such a “trouble ticket” to Seller employees for resolution) and purchase order management support; (ii) second line customer technical support (such as the resolution of technical problems which have been identified during the first line customer support) for the Products; and (iii) Seller will provide warranty services in accordance with Seller’s then-effective product warranty during Phase 1.

•        Supply Chain Planning: Seller will perform production management, planning control, inventory management and inventory management support. Seller will also provide monthly supply, demand and quality metrics to Buyer.

•        Transportation: Delivery of Products using Seller’s standard policies and practices to those third parties that are distributors or direct customers of Seller as of the Closing Date for which the delivery dates fall during Phase 1. After the End of Phase 1, delivery of Products to Buyer using Seller’s standard policies and procedures until the earlier of (a) the Changeover Date or (b) the End of Phase 2.

•        Equipment Management: Identification, control and management of Equipment in accordance with Section 2.1.1.

•        Sustaining Engineering: Subject to access to facilities, material, and equipment at Buyer or third party facilities, and cooperation from Buyer and third parties, Seller will perform certain mutually agreed upon sustaining engineering tasks.

•        Inventory: Identification, control and management of Inventory.

Cost of Service:	***

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

III.	Service Category	Global Sourcing and Procurement

	Maximum Term	Commencing on the Closing Date and for a period ending on the earlier of (a) the Changeover Date or (b) the End of Phase 2.

	Termination Notice	Buyer may terminate these services prior to the end of the Maximum Term for this service category upon not less than thirty (30) days prior written notice to Seller.

Service Items

•        Direct Material Management. To the extent such suppliers and supply chain are required to continue conducting business with Seller after the Closing Date under any written agreement with Seller, Seller shall use commercially reasonable efforts to request that such parties do the following actions: (i) subcontract management of existing suppliers and supply chain (as of the Closing Date) related to the Products; (ii) inventory management, issuance of purchase orders for, and receiving, supplies; and (iii) communication with existing suppliers as of the Closing Date regarding assembly and finished units related to the Products.

•        Supplier Management: Seller will manage Seller’s material suppliers and subcontractors that support or provide manufacturing services for the Products until the earlier of the Changeover Date or the End of Phase 2. Seller will manage contractual agreements between Seller and third parties that are related to the manufacture of each Product until such time as the Product is transferred to Buyer.

•        Equipment Management: Seller will manage Equipment related to manufacturing of the Products until such time as the Equipment is transferred to the Buyer. For the avoidance of doubt, the management of Equipment under this Agreement includes performing or causing to be performed prior to the transfer of such Equipment any material repairs or maintenance with respect to such Equipment in accordance with Seller’s past practices.

•        Sustaining Engineering: Seller will provide engineering support as agreed upon in writing by Seller and Buyer and required to manufacture the Products until the earlier of the Changeover Date or the End of Phase 2.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

• Inventory: Identification, control and management of Third Party Inventory. Seller will provide Buyer with a written report summarizing the status of Inventory on a monthly basis.

	Cost of Service:	***

IV.	Service Category:	Data Extraction Services.

	Maximum Term:	Commencing on the Closing Date and for a period ending on the earlier of (a) the End of Phase 2 or (b) the completion of data extraction services by Seller.

	Termination Notice:	Buyer may not terminate the data extraction services prior to completion.

	Service Items:	Data extraction services consists of the maintenance and management of data and information related to the Business (whether created by Seller before or after the Closing Date) and the transfer of such data to Buyer, all in accordance with Seller’s standard business practices (including security, back-up, and disaster recovery practices) and the schedules to be mutually agreed upon by Seller and Buyer. Seller has no obligation to provide to Buyer any data that are not solely owned by Seller. Seller will take commercially reasonable effort to identify for Buyer data that is exclusively related to the Business that is not solely owned by Seller. Seller shall take commercially reasonable efforts to obtain the consent of the third party owner of such data to disclose and transfer such data to Buyer. Subject to the mutual agreement of the Parties, Seller in its sole discretion may provide to Buyer data not set forth before that are owned by Seller without any restriction or transferability and is used in the sales and support of the Products or new Products.

The transfer of information is limited to current data, transferred to Buyer in a flat file format as it appears in Seller’s systems. Buyer is fully and solely responsible for any conversion or reformatting of the data.

Seller will provide reasonable training and knowledge transfer related to the marketing support information, design engineering support information and supply chain information that is transferred to Buyer in accordance with this data extraction services category at times and locations reasonably agreed upon by the Parties.

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

To the extent feasible, Seller will provide to Buyer the following data extraction services:

Marketing support information to transfer marketing and support information solely for the Products in accordance with Seller’s standard business practices as follows:

•        Customer support collateral (such as data sheets, design guides and demonstration/evaluation boards).

•        Current customer product issues under investigation.

•        Customer engagement information (past product issues, business development activities, key contact transfer for current and prospective customers to the extent that such information is consistent with past practices of Seller).

•        Business data, including demand and backlog with ship history.

•        The transfer of marketing support information is limited to historical data for the preceding twelve (12) months from the Closing Date, transferred to Buyer in a flat file format as it appears in Seller’s systems.

•        The use of scripts or applications that will redirect third parties from certain pages on Seller’s website related to the Products or New Products to Buyer’s website. For the purposes of this data transfer, the Seller’s website at the Closing Date shall be the basis for any such redirects.

•        Delivery of customer technical support data.

Design Engineering Support information transfer services for the Products in accordance with Seller’s standard business practices as follows:

•        Design data, including front-end/back-end physical databases as well as certain simulation models, RTLs, synthesis files, layout files and product validation decks.

•        Delivery of documentation of design tools, their revisions and any associated developed scripts.

•        Delivery of documentation of the design flow.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

•        Delivery of device collaterals, including specifications, and test plans.

•        Transfer of certain data related to the software developed for use in evaluating the Products, which includes software architecture documents, code, test plans and all available API/GUI releases.

•        Transfer of necessary plans, scripts and documentation associated with the characterization and validation of the Products, which shall include certain test plans, scripts, validation reports, and validation procedures.

•        Transfer of those test benches and associated verification scripts/plans that are identified as Transferred Assets in the Asset Purchase Agreement.

•        Transfer of necessary information related to the design and development of evaluation hardware used in the validation of products and customer demonstration, including, for example, gerbers, bills of materials, schematics, layout, users guide, test plans and manufacturing information.

•        Transfer of information required for product set-up.

•        To the extent such information is available and can be obtained by Seller through commercially reasonable means, transfer of necessary information related to the production and manufacture of certain current hardware Products including, for example, gerbers, bills of materials, schematics, layout, users guide, test plans and manufacturing information.

•        Design engineering support information may include Product architecture, front and back end silicon design, software, hardware, circuit design, models engineering and system validation.

•        Design engineering support information may be transferred to Buyer in a flat file format as it appears in Seller’s systems.

Supply chain information transfer services for the Products in accordance with Seller’s standard business practices for the transfer of certain information that is used exclusively in the Business as follows:

• Transfer of certain information related to RMA/DRAs. • Delivery of existing and necessary SAP information related exclusively to the Business.

Transfer of customer order data regarding customer orders and purchase order for the Products.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

	Cost of Service:	***

V.	Service Category:	Information Technology Support Services.

	Maximum Term:	Commencing on the Closing Date and ending on the End of Phase 2.

	Termination Notice:	Buyer may terminate these services prior to the end of the Maximum Term for this service category upon not less than thirty (30) days prior written notice to Seller.

	Service Items:	Information technology support services if and solely to the extent performed by Seller prior to the Closing Date and in accordance with Seller’s standard business practices as follows:

•        Seller shall forward external e-mails to Transferred Employees for a period of thirty (30) days from the date they commence employment with Buyer. Due to Seller’s standard security control policies, an auto-reply notification will not be sent by Seller to the author of external messages. Buyer shall provide to Seller the new email addresses of these employees within twenty-four (24) hours of their transfer.

•        Seller will reclaim from its former employees all information technology equipment, including laptop computers, and other business equipment and supplies that are not included in the Transferred Assets under the Asset Purchase Agreement and terminate such employees’ login accounts in accordance with Seller’s policies and procedures related to the last day office termination process.

•        Seller will remove from personal computers, workstations and servers that are Transferred Assets any software that is not being transferred to Buyer and provide Buyer with clean hard drives prior to transferring any such Transferred Asset to Buyer.

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

•        Seller shall use commercially reasonable efforts to ensure that any data needed or applications files identified by Buyer are backed-up in a reasonable manner so that Buyer can retrieve and reload such data. None of the software and design tools shall be transferred or available for use by Buyer after the Closing Date. Buyer shall make its own arrangement for the purchase and installation of software and design tools as it deems appropriate to continue the business operations.

•        Buyer shall not have access to Seller’s information technology network and resources (e.g., systems, servers, applications etc.). Buyer is solely responsible for providing all its own computing assets, business systems, IP Address ranges, design tools, facilities and capabilities it deems necessary to its business operations.

•        Seller will terminate all third party support maintenance contracts and remove all the software on the computing equipment and systems transferring to the Buyer under the Asset Purchase Agreement at the Closing Date. Buyer is responsible for obtaining and installing the software and data and making arrangements for the third Party support maintenance contracts as deemed necessary by Buyer for operation of its business.

	Cost of Services:	***

VI.	Service Category	Support of Changeover Plan

	Maximum Term	Commencing on the Closing Date and for a period ending on the earlier of (a) the Changeover Date or (b) the End of Phase 2.

	Termination Notice	Buyer may not terminate the support of Changeover Plan prior to completion.

	Service Items	The Parties will jointly develop a Changeover Plan. After development of the Changeover Plan, as mutually agreed to by the Parties, Seller will perform such Seller Transition Services identified in the agreed-upon Changeover Plan in accordance with its customary business practices.

• Development of Changeover Plan • Support during implementation of Changeover Plan

	Cost of Service:	***

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 3

Buyer shall transition the sale and support of the Products from Seller’s sites to Buyer’s designated sites by the End of Phase 1. Buyer acknowledges and agrees that Seller’s responsibility for the transition of New Products is limited to those Seller Transition Services that are agreed to by the Parties and expressly set forth in writing in the Engineering Design and Development Services Agreement. To the extent that transition, sale and support of New Products is requested by Buyer and agreed upon by Seller, Buyer shall transition the sale and support of the New Products in accordance with the completion milestones that may be agreed upon by the Parties.

Buyer shall perform of any and all actions not specifically performed by Seller under Exhibit 2 which must or should be performed during the Term for the transition of the supply chain, sales and support for the Products and New Products from Seller to Buyer. Buyer also shall perform any and all actions not expressly agreed upon in writing to be performed by Seller under the agreed upon Changeover Plan. In the event that Buyer’s performance of any of the Buyer Transition Services results in a delay, Buyer will pay Seller a Delay Fee in accordance with Section 9 of the Agreement.

The Buyer transition services schedules are as follows:

I.	Service Category:	Buyer Transition Support Services.

	Maximum Term:	Commencing on the Closing Date and for a period ending on the later of (a) one hundred eighty (180) days or (b) the End of Phase 2.

	Termination Notice:	Seller may not terminate these services.

	Service Items:	Buyer Transition Support Services, including:

To the extent that a distributor or direct customer does not wish to cancel a purchase order placed with Seller prior to the Closing Date, Buyer shall not prevent Seller from delivering such distributor or direct customer their order during Phase 1, subject to Seller compensating Buyer for such order in accordance with this Agreement.

Establishment and completion of its own product distribution chain (which shall be completed by no later than the End of Phase 1).

To the extent that a direct customer or distributor of Seller cancels a purchase order that had been accepted by Seller prior to the Closing Date, as a result of Seller’s suggestion to re-order with Buyer, and seeks to re-book such purchase order with Buyer, Buyer agrees to accept such purchase order.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

Performance of any other actions not specifically required to be performed by Seller under Exhibit 2 which must be performed prior to the End of Phase 2 for the transition of the sale, manufacturing and support of the Products from Seller to Buyer.

By the Closing Date, Buyer will have begun the transition planning for the transition of all of the Transferred Assets and Inventory from Seller. Buyer shall have implemented that transition completely by the End of Phase 2 or the Changeover Date, with the manner and timing of the transition to be mutually agreed to by Seller and Buyer.

Buyer shall be responsible for the Buyer Transition Services, including those tasks set forth below as needed, to transition the sales, support and manufacture of the Products and New Products from Seller to Buyer.

To the extent the transition plan agreed to by the Parties (the “Transition Plan”), this Agreement or the Changeover Plan requires delivery to Buyer of Equipment, Inventory or Third Party Inventory, Buyer shall provide Seller with thirty (30) days prior notice of the date of the planned transfer and will provide Seller with the name of its chosen Seller-certified carrier for removing the Transferred Assets from the Seller’s, its Subsidiaries or other third party facilities, and the address for delivery of all Transferred Assets by such chosen carrier. Buyer and Seller shall mutually agree upon the arrangements for packaging and shipping, as well as auditing, related to such transfer and delivery.

To the extent the transition plan agreed to by the Parties (the “Transition Plan”), this Agreement or the Changeover Plan requires delivery to Buyer of Equipment, Inventory or Third Party Inventory, Buyer shall provide Seller with thirty (30) days prior notice of the date of the planned transfer and will provide Seller with the name of its chosen Seller-certified carrier for removing the Transferred Assets from the Seller’s, its Subsidiaries or other third party facilities, and the address for delivery of all Transferred Assets by such chosen carrier.

Buyer will, within one day of the Closing Date, provide Seller with the name of Buyer’s Service Coordinator. Buyer’s Service Coordinator shall work with Seller's Coordinator, in accordance with Section 5.4 of this Agreement, to facilitate the orderly transition of the sale and support services for the Products and New Products during the Term.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

	Cost of Service:	***

II.	Service Category:	Changeover Plan Services.

	Maximum Term:	Commencing on the Closing Date and for a period ending on the later of (a) ninety (90) days or (b) the End of Phase 1.

	Termination Notice:	Seller may terminate not these services.

	Service Items:	Changeover Plan Services, including:

•        Development of a Changeover Plan that includes all of the tasks necessary for the establishment and completion of its supply chain for manufacturing of the Products and New Products and procurement of piece parts required to manufacture the Products and New Products, including execution of original design manufacturing agreements.

•        The Parties will jointly develop a Changeover Plan. After development of the Changeover Plan, Buyer will perform such Buyer Transition Services identified in the agreed-upon Changeover Plan. For the avoidance of doubt, Seller is obligated to participate in the development of the Changeover Plan in accordance with the Seller Transition Services set forth in Exhibit 2.

	Cost of Service:	***

III.	Service Category:	Management and Implementation of Changeover Plan Services.

	Maximum Term:	Commencing on the Closing Date and for a period ending on the End of Phase 2.

	Termination Notice:	Seller may terminate these services upon not less than one (1) month prior written notice to Buyer.

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

Service Items:	Management and Implementation of Changeover Plan Services, including:

•        Implementation and support of the Changeover Plan and Transition Plan that are mutually agreed upon by Buyer and Seller to ensure that Buyer is able to perform asset management, product repair services, order fulfillment services, and inventory management services for the Products and New Products on or before the End of Phase 2.

•        Performance of any and all actions identified in Changeover Plan and Transition Plan, that are not expressly required to be performed by Seller under this Agreement, to ensure that Buyer is able to perform asset management, Product repair services, order fulfillment services, and inventory management services for the Products and New Products on or before, but in any event no later than, the End of Phase 2.

•        Management of Changeover Plan.

•        The Parties will jointly develop a Changeover Plan. After development of the Changeover Plan, as mutually agreed to by the Parties, Buyer will perform such Buyer Transition Services identified in the agreed-upon Changeover Plan.

Cost of Service:	***

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 4

Seller Fiscal Year Calendar

Seller Close Dates

(Highlighted text indicates Close dates for prior month)

2007 WORK WEEK CALENDAR

(WW)	SUN	MON	TUES	WED	THUR	FRI	SAT

JANUARY

(01)	31	1	2	3	4	5	6
(02)	7	8	9	10	11	12	13
(03)	14	15	16	17	18	19	20
(04)	21	22	23	24	25	26	27

FEBRUARY

(05)	28	29	30	31	1	2	3
(06)	4	5	6	7	8	9	10
(07)	11	12	13	14	15	16	17
(08)	18	19	20	21	22	23	24

MARCH

(09)	25	26	27	28	1	2	3
(10)	4	5	6	7	8	9	10
(11)	11	12	13	14	15	16	17
(12)	18	19	20	21	22	23	24
(13)	25	26	27	28	29	30	31

APRIL

(14)	1	2	3	4	5	6	7
(15)	8	9	10	11	12	13	14
(16)	15	16	17	18	19	20	21
(17)	22	23	24	25	26	27	28

MAY

(18)	29	30	1	2	3	4	5
(19)	6	7	8	9	10	11	12
(20)	13	14	15	16	17	18	19
(21)	20	21	22	23	24	25	26

JUNE

(22)	27	28	29	30	31	1	2
(23)	3	4	5	6	7	8	9
(24)	10	11	12	13	14	15	16
(25)	17	18	19	20	21	22	23
(26)	24	25	26	27	28	29	30

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

JULY

(27)	1	2	3	4	5	6	7
(28)	8	9	10	11	12	13	14
(29)	15	16	17	18	19	20	21
(30)	22	23	24	25	26	27	28

AUGUST

(31)	29	30	31	1	2	3	4
(32)	5	6	7	8	9	10	11
(33)	12	13	14	15	16	17	18
(34)	19	20	21	22	23	24	25

SEPTEMBER

(35)	26	27	28	29	30	31	1
(36)	2	3	4	5	6	7	8
(37)	9	10	11	12	13	14	15
(38)	16	17	18	19	20	21	22
(39)	23	24	25	26	27	28	29

OCTOBER

(40)	30	1	2	3	4	5	6
(41)	7	8	9	10	11	12	13
(42)	14	15	16	17	18	19	20
(43)	21	22	23	24	25	26	27

NOVEMBER

(44)	28	29	30	31	1	2	3
(45)	4	5	6	7	8	9	10
(46)	11	12	13	14	15	16	17
(47)	18	19	20	21	22	23	24

DECEMBER

(48)	25	26	27	28	29	30	1
(49)	2	3	4	5	6	7	8
(50)	9	10	11	12	13	14	15
(51)	16	17	18	19	20	21	22
(52)	23	24	25	26	27	28	29

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 5

MONTHLY FINANCIAL REPORT

Month/Year

Volume by Product

Revenue by Product

Returns/Adjustments

Net Revenue

Total Product Transition Cost

TOTAL NET PROCEEDS DUE BUYER:

OR

TOTAL PRODUCT TRANSITION COST TO SELLER

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 6

PHASE 1 PRODUCT PRICES*

*	Pricing Note: Prices set forth below for products with the Family Names “Glenfield”, “Whippany”, and “WhippanyRTM” are provided for informational purposes only and will be finalized by the Parties following product ship release authorization (“SRA”).

***

PHASE 2 PRODUCT PRICES

To be determined in accordance with Section 1.32.

Product	Description	Product Cost of Sales
=
=
=
=
=
=

***	CONFIDENTIAL MATERIALS REDACTED AND FILED SEPARATELY WITH THE COMMISSION [3PAGES].

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN FILED WITH THE COMMISSION.

EXHIBIT 7

OVERVIEW OF ENGINEERING SERVICES AGREEMENT

•

Seller has offered to perform for Buyer certain engineering services related to the development of (a) the designs for those single board computer products code-named “Barwick”; and (b) the designs for those single board computer products code-named “Heinsburg”; provided that the Parties reach mutual agreement on the schedule, scope of work and pricing no later than one (1) week following the Closing Date. Notwithstanding the foregoing, Buyer shall have no obligation to perform such engineering services if the Parties do not reach mutual agreement on the schedule, scope of work and pricing for such engineering services within one (1) week following the Closing Date.